Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Grant Thornton Auditores Independentes Av. Eng. Luis Carlos Berrini, 105 – 12° andar Itaim Bibi, São Paulo (SP) Brasil T +55 11 3886-5100

We have issued our report dated July 19, 2019, with respect to the consolidated financial statements of Natura Cosméticos S.A. and subsidiaries, contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton Auditores Independentes

São Paulo, Brazil

September 23, 2019

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